Exhibit 99.1

News Release

AGL Resources Reports Fourth Quarter and Year-End 2010 Results

•	Record 2010 GAAP diluted earnings per share (EPS) of $3.00 versus $2.88 per diluted share in 2009; Non-GAAP diluted EPS of $3.05 for 2010
•	Fourth-quarter diluted EPS of $0.81 versus $0.92 per diluted share for the prior-year period; Non-GAAP diluted EPS of $0.86 for 4Q10
•	Company expects 2011 earnings to be in the range of $3.10 to $3.20 per diluted share, excluding merger-related costs
•	Board of Directors votes to increase dividend by $0.04 per share
•	Nicor merger remains on track to close in second half of 2011

ATLANTA – February 9, 2011 – AGL Resources Inc. (NYSE: AGL) today reported 2010 net income of $234 million, or a record $3.02 per basic share ($3.00 per diluted share), compared with net income of $222 million, or $2.89 per basic share ($2.88 per diluted share), for the prior year. Excluding the effect of $0.05 per share of merger costs related to the proposed merger with Nicor, Inc. announced on December 7, 2010, the full year non-GAAP EPS was $3.07 per basic share and $3.05 per diluted share in 2010.

Consolidated earnings before interest and taxes (EBIT) were $499 million for 2010, an increase of 3% compared to $485 million in the prior year. EBIT for the fourth quarter of 2010 for AGL Resources were $135 million, compared to $150 million in the fourth quarter of 2009.

AGL Resources’ dividend for 2010 was $1.76 per share, and today the company’s Board of Directors announced a $0.04 per share dividend increase for 2011.

“We are pleased with our record results in 2010 which are a direct reflection of our continued focus on the fundamentals across each of our business segments. We successfully accomplished several meaningful objectives during the year, including the completion of rate cases at both Atlanta Gas Light and Chattanooga Gas, the sale of AGL Networks and the December announcement of our proposed merger with Nicor. In addition, with the first cavern of our Golden Triangle Storage facility coming online in September 2010 we continued to execute on our high deliverability salt dome storage strategy.  We also built upon several 2009 initiatives, including revenue recognition from the Hampton Roads Crossing and Magnolia pipeline projects and our increased ownership interest in SouthStar. AGL Resources has demonstrated a strong track record of stability and growth for our shareholders, and today we announced AGL Resources’ ninth dividend increase since 2002,” said John W. Somerhalder II, AGL Resources’ chairman, president and chief executive officer. “We will be working to secure the necessary approvals for the Nicor transaction in 2011, while remaining dedicated to excellence in operational and financial performance and providing our customers with safe, affordable natural gas service.”

“Throughout 2010 natural gas price volatility remained low, creating challenges for many in our industry. For AGL Resources, however, margin-enhancing infrastructure projects, new cost recovery mechanisms in key service territories, our wholesale and retail market expertise and our cost-conscious corporate culture drove net income growth of 7% during the year, excluding costs related to the Nicor transaction,” said Andrew W. Evans, AGL Resources’ executive vice president and chief financial officer. “We also successfully completed nearly $1.2 billion of non-deal refinancing activity during the year, helping us to maintain a strong balance sheet, ample liquidity and good access to the capital markets.”

BUSINESS SEGMENT RESULTS

Distribution Operations

The distribution operations segment contributed 2010 EBIT of $355 million, compared with $326 million in 2009. The 9% increase in EBIT for 2010 as compared to the prior year resulted primarily from higher operating margins of $46 million, including $27 million in combined earnings from the Hampton Roads Crossing pipeline in Virginia and the Magnolia pipeline in Georgia. Also contributing to the increase in operating margin were increased revenues at Atlanta Gas Light and Elizabethtown Gas of $9 million and $6 million, respectively, which resulted from new rates and regulatory infrastructure programs.

Operating expenses in 2010 increased $12 million to $531 million, primarily due to increased payroll, pension and incentive compensation costs.

The distribution operations segment contributed fourth quarter 2010 EBIT of $95 million, compared with $85 million in 2009. The 12% increase in EBIT was driven by higher operating margins of $16 million from the addition of the Hampton Roads Crossing Pipeline and the aforementioned new rates and regulatory infrastructure programs. Operating expenses increased by $5 million to $143 million in the fourth quarter, primarily due to increased payroll, pension and incentive expenses. These increases were offset by a decline in bad debt expenses.

Retail Energy Operations

The retail energy operations segment consists primarily of SouthStar Energy Services, a joint venture between AGL Resources and Piedmont Energy. The retail segment contributed 2010 EBIT of $103 million, compared with $105 million in 2009. The 2% decrease in EBIT for 2010 versus the prior year resulted from higher operating margins which were offset by higher operating expenses. The increase in operating margin of $2 million was driven by colder weather and increased customer usage, offset by increased pressure on retail natural gas margins due to more active consumer shopping. The increase in operating expenses of $4 million was due to higher legal and marketing costs offset by lower depreciation expenses.

The EBIT decline noted for retail energy operations does not reflect the increase in AGL Resources’ ownership interest in SouthStar, which went from 70% in 2009 to 85% in 2010. As a result of the reduced distribution of earnings to Piedmont Energy, net income attributable to AGL Resources’ was higher by $11 million compared to 2009.

The retail energy operations segment contributed fourth quarter 2010 EBIT of $37 million, compared with $39 million in 2009. The decrease in EBIT compared to the prior year period was driven by decreased operating margins of $1 million primarily from  customer behavior, as discussed above.  Operating expenses in 2010 increased $1 million compared to 2009, due to higher legal and marketing costs.

Wholesale Services

The wholesale services segment, consisting primarily of Sequent Energy Management, contributed 2010 EBIT of $49 million, compared with $47 million in 2009. The 4% increase in EBIT was driven mainly by a $7 million decline in operating expenses related to lower compensation expenses, offset by a $6 million decrease in operating margin. Impacting the year to year decline in operating margin at Sequent were mark-to-market gains on derivatives used to economically hedge storage and transportation positions of $30 million, compared to gains of $44 million in 2009.  Additionally, Sequent’s 2010 operating margin declined $2 million due to a lower-of-cost-or-market (LOCOM) natural gas inventory valuation adjustment, net of hedging recoveries. The mark-to-market and LOCOM adjustments were due to a combination of declining natural gas prices and narrowing basis spreads.

The wholesale services segment contributed fourth quarter 2010 EBIT of $11 million, compared with $22 million in 2009. The decrease in EBIT was driven by an $11 million decrease in operating margin, primarily reflecting mark-to-market losses of $3 million during the quarter versus mark-to-market gains on transportation and storage hedges of $9 million during the fourth quarter of 2009. In December 2010, cold weather in the Northeast and Mid-Atlantic sections of the United States created not only customer demand for natural gas but also price volatility, enabling Sequent to generate a large portion (approximately 25%) of its full year 2010 operating margin during December.

Through the hedging of physical natural gas inventory storage balances, Sequent has locked in $16 million of economic value as of December 31, 2010. On average over the last five years, Sequent has had $15 million of locked-in economic value associated with natural gas inventory storage balances at year-end. The economic value as of the end of 2010 is expected to be recognized as operating revenues in 2011 when the projected storage withdrawals occur. This withdrawal schedule and related earnings can change in response to changes in market conditions, including changes in forward NYMEX natural gas prices.

Energy Investments

The energy investments segment contributed 2010 EBIT of $4 million compared with $12 million in 2009. Fourth quarter 2010 EBIT were less than $1 million compared with $5 million in the same period of 2009. The decreases largely reflect a lack of earnings contribution following the divestiture of the AGL Networks business that was sold on July 1, 2010. The $5 million in EBIT reduction associated with AGL Networks on a year to year basis was offset by increased operating margin at Golden Triangle Storage as the first cavern became operational in September 2010. Of the 6 billion cubic feet (Bcf) of total storage capacity at this facility, 2 Bcf are fully operational and under firm subscription. The remaining 4 Bcf are expected to be available for contracting in April 2011.

INTEREST EXPENSE AND INCOME TAXES

Interest expense for 2010 was up $8 million to $109 million, primarily reflecting additional interest expense associated with the company’s $300 million bond issuance in August 2009.

AGL Resources’ effective tax rate was 37.5% for 2010, resulting in income tax expense for 2010 of $140 million compared to $135 million in 2009. The increased expense was primarily due to higher consolidated earnings.

2011 EARNINGS OUTLOOK

AGL Resources expects its 2011 earnings results to be in the range of $3.10 to $3.20 per diluted share. The company’s guidance assumes normal weather and average volatility in natural gas prices, and excludes the impact on reported results of mark-to-market and natural gas inventory valuation adjustments or changes in our natural gas inventory withdrawal schedule for the wholesale services segment. The company anticipates receiving all regulatory approvals and closing on the merger with Nicor Inc. in the second half of 2011; however, we have not included merger related impacts in our estimated range for 2011. Unanticipated changes in these events or other circumstances could materially impact earnings and could result in earnings for 2011 significantly above or below this outlook. Factors that could cause such changes are described below in Forward-Looking Statements and in other company documents on file with the Securities and Exchange Commission.

EARNINGS CONFERENCE CALL/WEBCAST

AGL Resources will host its fourth quarter and year-end 2010 earnings conference call and webcast on Wednesday, February 9, at 9 a.m. Eastern Time.

The conference call will be webcast, and can be accessed via the Investor Relations section of the company's Web site (www.aglresources.com). Participants may also listen via telephone by dialing 866-383-8108 if calling from the U.S., or 617-597-5343 if dialing from outside of the U.S. (Passcode: 22398102). For participants on the telephone, please place your call ten minutes prior to the start of the call.

The webcast and associated presentation will be archived on the Investor Relations section of the company's Web site. A telephone replay will be available for seven days following the call and can be accessed by dialing 888-286-8010 from the U.S., or 617-801-6888 from outside of the U.S. (Passcode: 12642754).

About AGL Resources
AGL Resources (NYSE: AGL), an Atlanta-based energy services company, serves approximately 2.3 million customers in six states. The company also owns Houston-based Sequent Energy Management, an asset manager serving natural gas wholesale customers throughout North America. As an 85-percent owner in the SouthStar partnership, AGL Resources markets natural gas to consumers in Georgia under the Georgia Natural Gas brand. The company also owns and operates two high-deliverability natural gas storage facilities: Jefferson Island Storage & Hub near the Henry Hub in Louisiana and Golden Triangle Storage in Texas. For more information, visit www.aglresources.com.

Forward-Looking Statements
Certain expectations and projections regarding our future performance referenced in this press release, in other reports or statements we file with the SEC or otherwise release to the public, and on our website, are forward-looking statements. Senior officers and other employees may also make verbal statements to analysts, investors, regulators, the media and others that are forward-looking. Forward-looking statements involve matters that are not historical facts, such as statements regarding our future operations, prospects, strategies, financial condition, economic performance (including growth and earnings), industry conditions and demand for our products and services. Because these statements involve anticipated events or conditions, forward-looking statements often include words such as "anticipate," "assume," "believe," "can," "could," "estimate," "expect," "forecast," "future," "goal," "indicate," "intend," "may," "outlook," "plan," "potential," "predict," "project," "seek," "should," "target," "would," or similar expressions. Forward-looking statements contained in this press release include, without limitation, the quote from John W. Somerhalder II and the information under the headings “Wholesale Services”, “Energy Investments” and “2011 Earnings Outlook." Our expectations are not guarantees and are based on currently available competitive, financial and economic data along with our operating plans. While we believe our expectations are reasonable in view of the currently available information, our expectations are subject to future events, risks and uncertainties, and there are several factors - many beyond our control - that could cause results to differ significantly from our expectations.

Such events, risks and uncertainties include, but are not limited to, changes in price, supply and demand for natural gas and related products; the impact of changes in state and federal legislation and regulation including changes related to climate change; actions taken by government agencies on rates and other matters; concentration of credit risk; utility and energy industry consolidation; the impact on cost and timeliness of construction projects by government and other approvals, development project delays, adequacy of supply of diversified vendors, unexpected change in project costs, including the cost of funds to finance these projects; the impact of acquisitions and divestitures; direct or indirect effects on our business, financial condition or liquidity resulting from a change in our credit ratings or the credit ratings of our counterparties or competitors; interest rate fluctuations; financial market conditions, including recent disruptions in the capital markets and lending environment and the current economic downturn; general economic conditions; uncertainties about environmental issues and the related impact of such issues; the impact of changes in weather, including climate change, on the temperature-sensitive portions of our business; the impact of natural disasters such as hurricanes on the supply and price of natural gas; acts of war or terrorism; and other factors which are provided in detail in our filings with the Securities and Exchange Commission, which we incorporate by reference in this press release. Forward-looking statements are only as of the date they are made, and we do not undertake to update these statements to reflect subsequent changes.

Supplemental Information
Company management evaluates segment financial performance based on earnings before interest and taxes (EBIT), which includes the effects of corporate expense allocations and on operating margin. EBIT is a non-GAAP (accounting principles generally accepted in the United States of America) financial measure that includes operating income, other income and expenses. Items that are not included in EBIT are financing costs, including debt and interest expense and income taxes. The company evaluates each of these items on a consolidated level and believes EBIT is a useful measurement of our performance because it provides information that can be used to evaluate the effectiveness of our businesses from an operational perspective, exclusive of the costs to finance those activities and exclusive of income taxes, neither of which is directly relevant to the efficiency of those operations.

Operating margin is a non-GAAP measure calculated as operating revenues minus cost of gas, excluding operation and maintenance expense, depreciation and amortization, and taxes other than income taxes. These items are included in the company's calculation of operating income. The company believes operating margin is a better indicator than operating revenues of the contribution resulting from customer growth, since cost of gas is generally passed directly through to customers.

EBIT and operating margin should not be considered as alternatives to, or more meaningful indicators of, the company's operating performance than operating income or net income attributable to AGL Resources Inc. as determined in accordance with GAAP. In addition, the company's EBIT and operating margin may not be comparable to similarly titled measures of another company.

We also present certain non-GAAP financial measures excluding the effects of our proposed merger with Nicor.  Because we complete material mergers and acquisitions only occasionally, we believe excluding these effects from certain measures is useful because they allow investors to more easily evaluate and compare the performance of the Company's core businesses from period to period.

Reconciliation of non-GAAP financial measures referenced in this press release and otherwise in the earnings conference call and webcast is attached to this press release and is available on the company's Web site at www.aglresources.com under the Investor Relations section.

Contacts:    Investor
 Sarah Stashak
 Office:  404-584-4577
 Cell: 404-895-7634
 sstashak@aglrsources.com

 Media
 Tami Gerke
 Office:  404-584-3873
 Cell: 404-558-2307
 tgerke@aglresources.com

	AGL Resources Inc.
	Condensed Consolidated Statements of Income
	For the Three and Twelve Months Ended
	December 31, 2010 and 2009
	Unaudited
	(In millions, except per share amounts)

	Three Months			Twelve Months

	12/31/2010	12/31/2009	Fav/(Unfav)	12/31/2010	12/31/2009	Fav/(Unfav)

Operating Revenues	$665	$638	$27	$2,373	$2,317	$56

Cost of Gas	332	302	(30)	1,164	1,142	(22)

Operation and Maintenance Expenses	145	138	(7)	503	497	(6)

Depreciation and Amortization	41	40	(1)	160	158	(2)

Taxes Other Than Income Taxes	10	10	-	46	44	(2)

Total Operating Expenses	528	490	(38)	1,873	1,841	(32)

Operating Income	137	148	(11)	500	476	24
Other (Expense) Income	(2)	2	(4)	(1)	9	(10)
Earnings Before Interest & Taxes	135	150	(15)	499	485	14
Interest Expense, Net	29	26	(3)	109	101	(8)

Earnings Before Income Taxes	106	124	(18)	390	384	6
Income Tax Expense	36	43	7	140	135	(5)

Net Income	70	81	(11)	250	249	1

Less Net Income Attributable to Noncontrolling Interest	6	10	4	16	27	11

Net Income Attributable to AGL Resources Inc.	$64	$71	$(7)	$234	$222	$12

Earnings Per Common Share
Basic	$0.82	$0.92	$(0.10)	$3.02	$2.89	$0.13
Diluted	$0.81	$0.92	$(0.11)	$3.00	$2.88	$0.12

Weighted Average Shares Outstanding
Basic	77.6	77.0	(0.6)	77.4	76.8	(0.6)
Diluted	78.1	77.4	(0.7)	77.8	77.1	(0.7)

	AGL Resources Inc.
	EBIT Schedule
	For the Three and Twelve Months Ended
	December 31, 2010 and 2009
	Unaudited
	(In millions, except per share amounts)

	Three Months			Twelve Months

	12/31/2010	12/31/2009	Fav/(Unfav)	12/31/2010	12/31/2009	Fav/(Unfav)

Distribution Operations	$95	$85	$10	$355	$326	$29
Retail Energy Operations	37	39	(2)	103	105	(2)
Wholesale Services	11	22	(11)	49	47	2
Energy Investments	-	5	(5)	4	12	(8)
Corporate	(8)	(1)	(7)	(12)	(5)	(7)
Consolidated EBIT	135	150	(15)	499	485	14
Interest Expense, Net	29	26	(3)	109	101	(8)
Income Tax Expense	36	43	7	140	135	(5)
Net Income	70	81	(11)	250	249	1

Less Net Income Attributable to the Noncontrolling Interest	6	10	4	16	27	11

Net Income Attributable to AGL Resources Inc.	$64	$71	$(7)	$234	$222	$12

Earnings per Common Share
Basic	$0.82	$0.92	$(0.10)	$3.02	$2.89	$0.13
Diluted	$0.81	$0.92	$(0.11)	$3.00	$2.88	$0.12

	AGL Resources Inc.
	Reconciliation of Operating Margin to Operating Revenues
	For the Three and Twelve Months Ended
	December 31, 2010 and 2009
	Unaudited
	(In millions)

	Three Months			Twelve Months

	12/31/2010	12/31/2009	Fav/(Unfav)	12/31/2010	12/31/2009	Fav/(Unfav)

Operating Revenues	$665	$638	$27	$2,373	$2,317	$56
Cost of Gas	332	302	(30)	1,164	1,142	(22)
Operating Margin	$333	$336	$(3)	$1,209	$1,175	$34

AGL Resources Inc. Reconciliation of Earnings Per Share to Adjusted Earnings Per Share

	Three months ended December 31, 2010	Twelve months ended December 31, 2010
Basic earnings per share – as reported	$0.82	$3.02
Transaction costs of Nicor merger	0.05	0.05
Basic earnings per share – as adjusted	$0.87	$3.07

	Three months ended December 31, 2010	Twelve months ended December 31, 2010
Diluted earnings per share – as reported	$0.81	$3.00
Transaction costs of Nicor merger	0.05	0.05
Diluted earnings per share – as adjusted	$0.86	$3.05